Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.

and

The Board of Directors of the General Partner

Digital Realty Trust, L.P.:

We consent to the use of our reports dated March 2, 2015, with respect to:

(i)

the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated income statements, statements of comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, properties and accumulated depreciation;

(ii)	the effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2014; and

(iii)

the consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated income statements, statements of comprehensive income, capital and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, properties and accumulated depreciation;

incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

December 28, 2015